Exhibit 9(c)



                          CitiFunds Fixed Income Trust
                           21 Milk Street, 5th Floor
                          Boston, Massachusetts 02109

                              __________ __, 1998




State Street Bank and Trust Company
225 Franklin Street
Boston, Massachusetts  02110

        Re:    CitiFunds Fixed Income Trust - Transfer Agency and
               Service Agreement

Ladies and Gentlemen:

     This letter serves as notice that CitiFunds Diversified Income Portfolio (the "Fund") is added to the list of series of CitiFunds Fixed Income Trust (formerly known as "Landmark U.S. Government Income Fund") (the "Trust") to which State Street Bank and Trust Company ("State Street") renders services as transfer agent pursuant to the terms of the Transfer Agency and Service Agreement dated as of August 21, 1986 (the "Agreement") between the Trust and State Street.

     Please sign below to acknowledge your receipt of this notice adding the Fund as a beneficiary under the Agreement.

                                 CITIFUNDS FIXED INCOME TRUST


                                 By:____________________________


                                 Title:_________________________


Acknowledgment:

STATE STREET BANK AND TRUST COMPANY


By:____________________________


Title:_________________________